Exhibit 99.1

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Susan W. Specht Director, Corporate Communications (206) 442-6592	Michael Fitzpatrick Associate Director, Corporate Communications (206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics Announces Changes in Senior Management

Retirement of CEO Bruce L.A. Carter

Douglas E. Williams named CEO

Seattle, November 21, 2008— ZymoGenetics, Inc. (NASDAQ: ZGEN) announced today in accordance with the company’s succession plan that the Board of Directors has promoted Douglas E. Williams, Ph.D., the company’s President, to the position of CEO effective January 2, 2009. At that time, Bruce L.A. Carter, Ph.D. will retire from the position and will continue to serve as Chairman of the Board of Directors in a non-executive capacity.

“It has been an honor to lead ZymoGenetics and a privilege to work with so many bright and talented people. It is also satisfying to think that discoveries at ZymoGenetics have led to lives saved,” said Bruce L.A. Carter, Ph.D., current CEO and Chairman of the Board of ZymoGenetics. “In many ways it is sad to leave, but all organizations are invigorated by new blood, and I am confident that in Doug we have the right person to drive this company forward and capitalize on the opportunities we have created for patients and shareholders.”

“On behalf of the Board of Directors, I’d like to thank Bruce for his many years of service to the company,” stated Edward E. Penhoet, Ph.D., the lead independent director of the ZymoGenetics Board. “Bruce has transformed ZymoGenetics from a research affiliate of a European company to a public company capable of developing, manufacturing and bringing therapeutic proteins from the drawing board to the patient and to the market.”

“ZymoGenetics is a company with a rare mix of an approved product, a deep pipeline and a talented workforce,” said Douglas E. Williams, Ph.D., President of ZymoGenetics. “We possess all the necessary ingredients to build on what has been achieved during Bruce’s tenure as CEO to create a great life sciences company here in Seattle.”

Dr. Williams has more than twenty years of experience in the biotechnology industry. At Immunex Corporation, he was head of discovery research, Executive Vice President and Chief Technology Officer and a member of the Board of Directors. After Immunex was acquired by Amgen, Inc. in 2002, Dr. Williams joined the strategic development team of Genesis Research & Development, Ltd., a New Zealand based biotechnology company and later served as Seattle Genetics’ Chief Scientific Officer. Before entering the biotechnology industry, Dr. Williams served on the faculty of the Indiana University School of Medicine and worked in the Department of Laboratory Medicine at the Roswell Park Memorial Institute.

About ZymoGenetics

ZymoGenetics discovers and develops novel protein therapeutics that are based on the company’s research and biological insights into key disease pathways. The Company developed and markets RECOTHROM® Thrombin, topical (Recombinant). Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future events and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing abilities, personnel decisions, discovery strategy, preclinical and clinical development, strategic partnering, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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